Exhibit 10.2

FIRST AMENDMENT to executive employment AGREEMENT

This First Amendment to Executive Employment Agreement (“Amendment”) is effective as of the date hereof (the “Amendment Effective Date”), by and between Timothy E. Brog (the “Executive”) and Rubicon Technology, Inc., a Delaware corporation (the “Company”; and together with the Executive, the “Parties”).

WITNESSETH:

Whereas, the Executive and the Company are parties to that certain Executive Employment Agreement dated March 15, 2017 (the “Agreement”); and

WHEREAS, the Executive and the Company desire to amend certain provisions of the Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

I. Amendments. The Parties desire to amend certain provisions of the Agreement as set forth below. Except as specifically amended below, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed. The effectiveness of this Amendment is conditioned upon the payment of the Success Bonus (as defined below) and the Offer Closing (as defined below).

1.	Section 2. Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

Section 2. Employment Term. The Executive’s employment as the President and CEO of the Company shall commence on March 17, 2017 and shall continue until September 30, 2023 (the “Initial Term”), unless terminated sooner pursuant to Section 4 below. This Agreement shall renew for successive one (1)-year terms (each a “Renewal Term”) provided that the Board approves such Renewal Term prior to the expiration of the previous Initial Term or Renewal Term. The Parties understand and agree that this Agreement can be terminated by either the Company or the Executive as provided in Section 4 and that non-renewal of this Agreement by the Board after the Initial Term or any Renewal Term shall be deemed to be a termination by the Company without Cause (as defined below). As used herein, “Employment Term” shall mean the actual period of time during which the Executive is employed by the Company under the terms and conditions of this Agreement.

2.	Section 3(a). In accordance with Section 3(a) of the Agreement, the Parties agree that Executive’s Annual Salary shall be Three Hundred Thousand Dollars ($300,000.00) as of the Amendment Effective Date through the end of the Initial Term. The Annual Salary shall be paid in accordance with the then-prevailing payroll practices of the Company, less applicable taxes, payroll deductions, and withholdings required by law. At the end of the Initial Term, and provided that the Board approves a Renewal Term (and any subsequent Renewal Terms thereafter), the Company agrees that the Board shall review the Annual Salary to make any appropriate adjustments, in its sole discretion.

3.	Section 3(b). A new subsection (iv) shall be added to Section 3(b) of the Agreement as follows:

(iv) The Company shall pay to the Executive a one-time, lump sum cash payment in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Success Bonus”) to reward the Executive for his assistance in the closing of the transactions contemplated by that certain Stock Purchase and Sale Agreement between Janel Corporation and the Company (the “Purchase Agreement”). The Success Bonus will be paid on the date of the Offer Closing (as defined in the Purchase Agreement), and shall be subject to applicable taxes, payroll deductions, and withholdings required by law.

4.	Section 3(e). Section 3(e) of the Agreement shall be deleted in its entirety and replaced with the following:

(e) Vacation. The Executive shall be entitled to accrue twenty (20) vacation days per calendar year, which vacation days shall accrue proportionately throughout the year based on completed months of service. Any unused vacation days shall be carried forward from one calendar year to the next. For purposes of this Agreement, the term “Termination Vacation Pay” shall mean, at the time of a termination of the Executive’s employment hereunder, the payment due to the Executive for all accrued and unused vacation days as of the Termination Date of up to 46 days at the annual rate of $350,000, on a daily basis, and for all accrued and unused vacation days as of the Termination Date in excess of 46 days, if any, at the Annual Salary in effect at that time, on a daily basis.

5.	Sections 4(b) and 4(d). Subsection (iv) of Section 4(b) and Section 4(d) of the Agreement and the last sentence of Section 4(b) and the last sentence of the first paragraph of Section 4(d) shall be deleted in their entirety from Section 4(b) and Section 4(d), as applicable. The Executive acknowledges and agrees that he is forfeiting and waiving his right to the salary continuation payments provided for in Section 4(b)(iv) of the Agreement upon a termination without Cause, and in Section 4(d)(iv) of the Agreement upon a resignation for Good Reason, in exchange for the Company’s payment of the Success Bonus; provided, however, that the Executive executes and delivers to the Company a complete release agreement in form and substance reasonably acceptable to the Company as required by Section 4(b) and Section 4(d).

6.	Section 4(e). Section 4(e) of the Agreement shall be deleted in its entirety.

7.	Section 5(d). Section 5(d) of the Agreement shall be deleted in its entirety and replaced with the following:

(d) Defend Trade Secrets Act Notice. The Executive is advised and understands that the federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall be construed to prohibit the Executive from exercising the Executive rights under this Section 5(d).

II. Miscellaneous

1.	The Agreement shall be construed in a manner consistent with this Amendment. Except as specifically modified and amended by this Amendment, the Agreement shall remain in full force and effect without further revision thereto. This Amendment may not be changed, modified, discharged or terminated except by a further agreement in writing signed by the Parties hereto. Moreover, all capitalized terms used in this Amendment, unless otherwise defined herein or the context specifically provides otherwise, shall have the same meanings attributed to such terms in the Agreement.

2.	This Amendment shall be governed by the laws of the State of Illinois.

3.	If a court of competent jurisdiction determines that any provision of this Amendment is invalid, illegal, or incapable of being enforced, then the Parties request that such court modify such provision by “blue-penciling”, severing, or otherwise modify such provision to render the provision valid, legal, or capable of being enforced and then enforce the provision as modified. The Parties further agree that each provision of this Amendment is severable from each other provision of this Amendment.

4.	This Amendment may be executed in counterparts and may be executed by way of facsimile or electronic signature, each of which shall be deemed an original, but all of which shall constitute but one and the same Amendment.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Amendment to the Agreement to be effective as of the Amendment Effective Date.

“Company”:

RUBICON TECHNOLOGY, INC.

By:
Name:	Michael Mikolajczyk
Title:	Chairman of the Board of Directors

“Executive”:

Timothy E. Brog

Date:

[Signature Page – First Amendment to Executive Employment Agreement]